THERMON REPORTS FIRST QUARTER FISCAL 2025 RESULTS
AUSTIN, TX / ACCESSWIRE / August 7, 2024 - Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company"), a global leader in industrial process heating solutions, today announced consolidated results for the first quarter ("Q1 2025") of the fiscal year ending March 31, 2025 ("Fiscal 2025").
FIRST QUARTER 2025 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenue $115.1 million, +7.7%
•Gross profit of $50.4 million, +6.6%; Gross Margin of 43.8%
•Net Income of $8.5 million, -22.0%, or $0.25 earnings per diluted share; Adjusted Net Income of $13.1 million, or $0.38 Adjusted earnings per diluted share
•Adjusted EBITDA of $23.2 million, +5.0%; Adjusted EBITDA margin of 20.2%
•New orders of $127.2 million, +11.5%; book-to-bill ratio of 1.1x
•Net Leverage ratio of 1.1x as of June 30, 2024
•Reiterate full-year Fiscal 2025 financial guidance
MANAGEMENT COMMENTARY
"I am extremely proud of our strong execution during the first quarter, highlighted by favorable momentum in our diversified end markets, the successful integration and positive contribution from our Vapor Power acquisition, and disciplined financial management leading to solid free cash flow conversion,” stated Bruce Thames, President and CEO of Thermon. “We delivered year-over-year growth in revenue and Adjusted EBITDA during the first quarter, driven by a 22% year-over-year increase OPEX revenue, supported by contributions from Vapor Power.”

"Importantly, this quarter demonstrated the benefit of our strategic focus on growing our installed base and diversifying our revenue and end market exposure,” continued Thames. “As a result of our success on our diversification strategy and focus on growing the installed base, we were able to partially offset the large project weakness during the quarter, enabling us to deliver first quarter organic sales that declined only 5.3%, despite a 34% decline in our large project revenue. While we are not pleased with the organic revenue decline, this type of performance would not have been possible several years ago when our Company had much higher exposure to large projects and more cyclical end markets. These delays in large project capital spending by our customers have driven them to prioritize maintenance and repair spending, which benefits our OPEX revenue owing to our large installed customer base and should enable us to continue to deliver stable operating results through the cycle."

“We also remain encouraged by the long-term secular investment themes benefiting many of our key end markets, such as decarbonization, electrification, and the digital transformation," stated Thames. "Our quoting activity remains robust, and our total bid pipeline is up 9% year over year. While project decisions continue to get pushed out given the market uncertainty, we believe we are well positioned when normal spending patterns resume.”

“Consistent with our ongoing strategic commitment to operational excellence, and as announced last quarter, we have focused on rationalizing and streamlining our manufacturing footprint, and we benefited from these actions in the first quarter,” stated Greg Lucas, Vice President and Corporate Controller of Thermon. “Our disciplined approach toward capital efficiency resulted in free cash flow of $8.8 million in the first quarter, an increase of $10.7 million versus the prior year period. We continue to prioritize capital investments in organic growth, complementary bolt-on acquisitions, and our $50 million share repurchase authorization announced in early 2024. With net leverage of 1.1x and total cash and available liquidity of $141.8 million at June 30, 2024, we are well capitalized to support the ongoing growth of our business.”

“Entering the second quarter, we continue to execute at a high level, and we are encouraged by the positive book-to-bill in Q1 and the growth we have seen in our pipeline and quoting activity” stated Thames. “While customer spending on large projects remains uneven over the near-term, we expect improved momentum in the second half of the fiscal year. Additionally, we expect to benefit from our balanced revenue model and continue to build market-leading positions across legacy and growth-centric end-markets, while realizing improved operational efficiencies and benefits of scale, leading us to reiterate our full-year Fiscal 2025 financial guidance.”

Financial Highlights	Three Months Ended June 30,

Unaudited, in millions, except per share data	2024	2023	% Change

Sales[1]	$115.1	$106.9	7.7%
OPEX Sales	97.5	80.2	21.6%
Over Time - Large Projects	17.6	26.7	(34.1)%
Net Income	8.5	10.9	(22.0)%
Diluted EPS	0.25	0.32	(21.9)%
Adjusted Net Income[2]	13.1	13.4	(2.2)%
Adjusted EPS[2]	0.38	0.40	(5.0)%
Adjusted EBITDA[3]	23.2	22.1	5.0%

% of Sales:
OPEX Sales	84.7%	75.0%	970 bps
Over-Time - Large Projects	15.3%	25.0%	-970 bps
Net Income	7.4%	10.2%	-280 bps
Adjusted Net Income[2]	11.4%	12.5%	-110 bps
Adjusted EBITDA[3]	20.2%	20.7%	-50 bps

1 See table "Reconciliation Point-in-Time and Over-Time to OPEX Sales."
2 Represents net Income (Loss) after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets, ERP implementation related costs and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net Income to Adjusted EBITDA."

STRATEGIC UPDATE

Thermon’s long-term value creation strategy is driven by the disciplined pursuit of several key strategic pillars, including profitably growing the installed base, a focus on decarbonization, digitization, and diversification, operational excellence, and disciplined capital allocation. Key progress achieved during the first quarter against these initiatives is as follows:

•Profitably Grow the Installed Base. Customer spending priorities have shifted to maintenance and repair needs in recent quarters owing to the delays in spending on large capital projects. Thermon has benefitted from this trend by leveraging its long-standing customer relationships and deep installed base to more effectively serve its clients' evolving needs. OPEX-related revenue represented 85% of total revenues during the first quarter, resulting in an increased level of recurring revenues across higher-margin solutions.

•Decarbonization, Digitization, and Diversification. An important strategic priority has been to diversify the Company’s end market exposure across a broader range of higher-value, more stable verticals. On a trailing twelve month basis, the Company has achieved its goal to generate at least 70% of revenues from diverse, non-oil & gas end markets by fiscal year 2026, driven by a focus on expanding solutions in markets such as commercial, food & beverage, and rail & transit, as well as the acquisition of Vapor Power.

•Operational Excellence. Thermon’s operational excellence initiatives are driven by a focus on customer performance, enhanced productivity, labor efficiency, and supply chain improvements. A key priority under this strategy has been rationalizing the Company’s manufacturing footprint to improve asset utilization. Management recently announced the consolidation of its Denver facility as part of this strategy, which will drive savings in the coming quarters.

•Disciplined Capital Allocation. Thermon is dedicated to maintaining a strong and flexible balance sheet and optimizing capital deployment to drive value for shareholders. The recent Vapor Power acquisition was a key contributor to first quarter results and the transaction remains on-track to deliver on the Company’s acquisition criteria of a return on invested capital greater than the weighted average cost of capital by year three and earnings accretion in year one.

FIRST QUARTER FISCAL 2025 PERFORMANCE

First quarter revenue was $115.1 million, an increase of 7.7% compared to same period last year, driven by contribution from the Vapor Power acquisition and growth in OPEX revenue, partially offset by a decline in Over

Time-Large project revenue. Excluding Vapor Power revenue of $13.9 million, first quarter revenue declined 5.3% on an organic basis.

Gross profit was $50.4 million during the first quarter of Fiscal 2025, an increase of 6.6% compared to the first quarter of last year. Gross margin was 43.8% during the first quarter, down from 44.3% last year, as a favorable OPEX revenue mix, was offset by revenue from lower margin maintenance service agreements projects.

First quarter operating expenses were $31.1 million, compared to $28.7 million last year owing to the incremental operating expenses from Vapor Power, while investments to advance our long term strategy were offset by disciplined cost management.

Adjusted EBITDA was $23.2 million during the first quarter, up from $22.1 million last year due to the contribution from Vapor Power. Adjusted EBITDA margin was 20.2% during the first quarter of Fiscal 2025, down from 20.7% in the same period last year owing to the decline in gross margin and investments in growth initiatives.

Backlog was $198.5 million as of June 30, 2024, representing a $26.4 million increase, or 15.3%, as compared to backlog of $172.1 million at June 30, 2023. Excluding backlog attributable to Vapor Power of $44.3 million at the end of the first quarter 2025, backlog declined 10.4% on an organic basis. Orders during the first quarter of Fiscal 2025 were $127.2 million compared to $114.1 million in Q1 2024, an increase of $13.1 million, or 11.5% with a positive book-to-bill of 1.1x. On an organic basis, orders declined 5.0%

Balance Sheet, Liquidity and Cash Flow

As of June 30, 2024, total debt was $169.1 million. Cash and cash equivalents as of June 30, 2024, were $49.1 million, resulting in net debt of $120.0 million, down from $123.9 million at March 31, 2024. Net leverage was 1.1x at the end of the first quarter of Fiscal 2025, down from 1.2x at the end of fourth quarter 2024.

Working capital increased by 1.2% to $158.0 million at the end of the first quarter of Fiscal 2025, largely related to the Vapor Power acquisition. Capital expenditures during the first quarter were $3.9 million, an increase of $1.1 million from the prior year period. During the first quarter, cash from operating activities was $12.7 million and Free Cash Flow was $8.8 million, an improvement of $10.7 million from a cash usage of $1.9 million in the same period last year.

Balance Sheet Highlights	Three Months Ended June 30,

Unaudited, in millions	2024		2023			% Change

Cash	$49.1		$33.2			47.9%
Total Debt	169.1		113.5			49.0%
Net Debt1 / TTM Adjusted EBITDA	1.1	x	0.8	x	0.3	x
Working Capital[2]	158.0		156.2			1.2%
Capital Expenditures	3.9		2.8			39.3%
Free Cash Flow[3]	8.8		(1.9)			Fav.

1 Total company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

FISCAL 2025 OUTLOOK

The following forward-looking guidance reflects management’s current expectations and beliefs as of August 7, 2024, and is subject to change.

	Full Fiscal Year

Unaudited, in millions	2024 Actual	2025 Guidance

Total Revenue	$494.6	$527 to $553
Total Adjusted EBITDA	$104.2	$112 to $120
Total GAAP EPS	$1.51	$1.57 to $1.73
Total Adjusted EPS	$1.82	$1.90 to $2.06

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Greg Lucas, Vice President, Corporate Controller, will discuss Q1 2025 results during a conference call today, August 7, 2024 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales," "OPEX Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), ERP Implementation related cost, costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), ERP Implementation related cost, and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. "Organic Sales" represents revenue excluding the impact of the Company's acquisition of Vapor Power. "OPEX Sales" represents Point-in-Time Sales plus Over-Time Small projects. "Net Debt" represents total outstanding principal debt less cash and cash equivalents on hand.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales, OPEX Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income to Adjusted EBITDA," "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS," "Reconciliation of Point-in-Time and Over-Time to OPEX Sales" and "Reconciliation of Cash

Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected Fiscal 2025 Adjusted EBITDA and Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected Fiscal 2025 Adjusted EBITDA and Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. These forward-looking statements include, but are not limited to, statements regarding: (i) our plans to strategically pursue emerging growth opportunities, including strategic acquisitions, in diverse regions and across industry sectors; (ii) our plans to secure more new facility project bids; (iii) our ability to generate more facility maintenance, repair and operations or upgrades or expansions revenue, from our existing and future installed base; (iv) our ability to timely deliver backlog; (v) our ability to respond to new market developments and technological advances; (vi) our expectations regarding energy consumption and demand in the future and its impact on our future results of operations; (vii) our plans to develop strategic alliances with major customers and suppliers; (viii) our expectations that our revenues will increase; (ix) our belief in the sufficiency of our cash flows to meet our needs for the next year; (x) our ability to integrate acquired companies and successfully divest certain businesses; (xi) our ability to successfully achieve synergies from acquisitions; and (xii) our ability to make required debt repayments.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of our key end markets and related capital investments; (iii) our ability to operate successfully in foreign countries; (iv) the outbreak of a global pandemic, including COVID-19 and its variants; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) environmental and health and safety laws and regulations as well as environmental liabilities; (xxxi) climate change and related regulation of greenhouse gases; and (xxxii) those factors listed under Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2024, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained or incorporated by reference in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Greg Lucas, Vice President, Corporate Controller
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended June 30,
	2024	2023
Sales	$115,126	$106,889
Cost of sales	64,694	59,580
Gross profit	50,432	47,309
Operating expenses:
Selling, general and administrative expenses	31,088	28,654
Deferred compensation plan expense/(income)	103	273
Amortization of intangible assets	3,397	2,387
Restructuring and other charges/(income)	2,109	581
Income from operations	13,735	15,414
Other income/(expenses):
Interest expense, net	(2,847)	(1,584)
Other income/(expense)	143	341
Income before provision for taxes	11,031	14,171
Income tax expense	2,520	3,233
Net income	$8,511	$10,938

Net income per common share:
Basic income per share	$0.25	$0.33
Diluted income per share	$0.25	$0.32
Weighted-average shares used in computing net income per common share:
Basic common shares	33,756	33,567
Fully-diluted common shares	34,075	33,863

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share per share data)
	(Unaudited)
	June 30, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$49,083	$48,631
Accounts receivable, net of allowances of $1,283 and $1,428 as of June 30, 2024 and March 31, 2024, respectively	98,680	107,318
Inventories, net	89,920	86,321
Contract assets	14,735	16,690
Prepaid expenses and other current assets	11,384	14,010
Income tax receivable	2,543	1,630
Total current assets	$266,345	$274,600
Property, plant and equipment, net of depreciation and amortization of $74,530 and $73,422 as of June 30, 2024 and March 31, 2024, respectively	69,307	68,335
Goodwill	269,415	270,786
Intangible assets, net	123,161	127,092
Operating lease right-of-use assets	13,531	13,613
Deferred income taxes	1,359	1,074
Other non-current assets	13,826	12,240
Total assets	$756,944	$767,740
Liabilities and equity
Current liabilities:
Accounts payable	$30,582	$31,396
Accrued liabilities	29,191	31,624
Current portion of long-term debt	15,750	14,625
Borrowings under revolving credit facility	5,000	5,000
Contract liabilities	15,278	20,531
Lease liabilities	3,273	3,273
Income taxes payable	3,153	2,820
Total current liabilities	$102,227	$109,269
Long-term debt, net	147,569	151,957
Deferred income taxes	8,950	9,439
Non-current lease liabilities	12,462	12,635
Other non-current liabilities	9,756	9,553
Total liabilities	$280,964	$292,853
Equity
Common stock: $0.001 par value; 150,000,000 shares authorized; 33,881,880 issued and 33,824,521 outstanding, and 33,730,243 issued and 33,722,225 outstanding at June 30, 2024 and March 31, 2024, respectively	$34	$34
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	241,626	243,555
Treasury Stock	(1,829)	(250)
Accumulated other comprehensive loss	(61,145)	(57,235)
Retained earnings	297,294	288,783
Total equity	$475,980	$474,887
Total liabilities and equity	$756,944	$767,740

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Three months ended June 30,
	2024	2023
Operating activities
Net income	$8,511	$10,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,563	4,439
Amortization of deferred debt issuance costs	131	86
Impairment of property, plant and equipment	—	(22)
Stock compensation expense	1,065	1,238
Deferred income taxes	(721)	(753)
Remeasurement (gain)/loss on intercompany balances	299	(389)
Changes in operating assets and liabilities:
Accounts receivable	7,404	7,043
Inventories	(3,954)	(10,652)
Contract assets and liabilities	(3,606)	(5,596)
Other current and non-current assets	650	(1,256)
Accounts payable	(201)	1,000
Accrued liabilities and non-current liabilities	(1,959)	(6,546)
Income taxes payable and receivable	(523)	1,338
Net cash provided by operating activities	$12,659	$868
Investing activities
Purchases of property, plant and equipment	(3,923)	(2,801)
Sale of rental equipment	19	12
Net cash provided by/(used) in investing activities	$(3,904)	$(2,789)
Financing activities
Proceeds from revolving credit facility	—	8,000
Payments on long-term debt	(3,375)	(7,765)
Repurchase of employee stock units on vesting	(2,995)	(1,685)
Repurchase of shares under authorized program	(1,579)	—
Payments on finance leases	(53)	(403)
Net cash provided by/(used in) financing activities	$(8,002)	$(1,853)
Less: Net change in cash balances classified as assets held-for-sale	—	1,012
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(543)	271
Change in cash, cash equivalents and restricted cash	210	(2,491)
Cash, cash equivalents and restricted cash at beginning of period	50,431	38,520
Cash, cash equivalents and restricted cash at end of period	$50,641	$36,029

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,
	2024	2023
Net income	$8,511	$10,938
Interest expense, net	2,847	1,584
Income tax expense/(benefit)	2,520	3,233
Depreciation and amortization expense	5,563	4,439
EBITDA (non-GAAP)	$19,441	$20,194
Stock compensation expense	1,065	1,238
Restructuring and other charges/(income)[1]	2,252	581
Transaction-related costs[2]	239	77
ERP implementation-related costs	156	—
Adjusted EBITDA (non-GAAP)	$23,153	$22,090
Adjusted EBITDA %	20.2%	20.7%

1 Cost associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales
2 Vapor Power acquisition cost and the fiscal 2024 charges related to the Company's Russian subsidiary

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three Months Ended June 30,
	2024	2023
GAAP Net income	$8,511	$10,938
Amortization of intangible assets	3,397	2,387	Intangible amortization
Restructuring and other charges/(income)[1]	2,252	581	Operating expense and cost of sales
Transaction-related costs[2]	239	77	Operating expense
ERP implementation related costs	156	—	Operating expense
Tax effect of adjustments	(1,449)	(578)
Adjusted Net Income (non-GAAP)	$13,106	$13,405

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.38	$0.40

Fully-diluted common shares	34,075	33,863

1 Cost associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales
2 Vapor Power acquisition cost and the fiscal 2024 charges related to the Company's Russian subsidiary

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three Months Ended June 30,
	2024	2023
Cash provided by operating activities	$12,659	$868
Cash provided by/(used in) by investing activities	(3,904)	(2,789)
Cash provided by/(used in) by financing activities	(8,002)	(1,853)

Cash provided by operating activities	$12,659	$868
Less: Cash used for purchases of property, plant and equipment	(3,923)	(2,801)
Plus: Sales of rental equipment	19	12
Free cash flow (non-GAAP)	$8,755	$(1,921)

Thermon Group Holdings, Inc.
Reconciliation Point-in-Time and Over-Time Sales to OPEX Sales
(Unaudited, in thousands)

	Three Months Ended June 30,
	2024	2023
Point-in-Time Sales	$76,766	$65,145

Over Time - Small Projects	20,737	15,056
Over Time - Large Projects	17,623	26,688
Total Over-Time Sales[1]	$38,360	$41,744
Total Sales	$115,126	$106,889

Point-in-Time	76,766	65,145
Over Time - Small Projects	20,737	15,056
OPEX Sales	$97,503	$80,201
OPEX Sales %	84.7%	75.0%

1 Over Time sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.